Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-109070


                               CEL-SCI CORPORATION

                              Prospectus Supplement
                     (To Prospectus Dated February 11, 2005)

      Prospective investors should read this prospectus supplement and the related prospectus carefully before investing in CEL-SCI's common stock. Both documents contain information prospective investors should consider when making an investment decision.

      The attached prospectus relates to the resale of shares acquired by Rubicon Group Ltd. pursuant to an equity line of credit. Because Rubicon Group Ltd. may sell some or all of these shares, and since there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, CEL-SCI cannot estimate the actual number of shares that Rubicon Ltd. will hold after the completion of the offering.

      The following provides information concerning the latest drawdown requested by CEL-SCI under the equity line of credit.

      Date of          Shares         Average Sale      Net Proceeds
        Sale            Sold         Price Per Share     to CEL-SCI
      -------         --------       ---------------    -----------

      7-20-05          36,360             $0.50           $18,182


      CEL-SCI's common stock is quoted on the American Stock Exchange under the symbol "CVM". On July 19, 2005 the closing price for one share of CEL-SCI's common stock was $0.54.

      CEL-SCI expects to use the proceeds from the sale of these shares for general and administrative expenses, research and clinical trials.










            The date of this prospectus supplement is July 20, 2005.